State of Delaware
Secretary of State
Division of Corporations
Delivered 02:35 PM 07/28/2005
FILED 02:20 PM 07/28/2005
SRV 050623748 - 4007049 FILE

CERTIFICATE OF INCORPORATION
OF
ZENITECH CORPORATION
(the "Corporation")

ARTICLE I

NAME OF COMPANY

The name of this corporation is ZENITECH CORPORATION

ARTICLE II

INITIAL REGISTERED AGENT AND STREET ADDRESS

The address of the Corporation's registered office in the State of Delaware is Suite 400, 2711 Centerville Road, Wilmington, DE, 19808. The name of its registered agent at such address is The Company Corporation.

ARTICLE III

PURPOSE OF COMPANY

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

AUTHORIZED SHARES

(A) Classes of Stock

The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is one hundred million (100,000,000) shares, each with a par value of $0.0001 per share. Eighty million (80,000,000) shares shall be Common Stock and twenty million (20,000,000) shares shall be Preferred Stock.

I hereby certify that the within instrument is a true and correct copy of the instrument of which it purports to be a true copy.
Given under my hand and seal of office this
6 day of Octobe A.D., 2009
Karen Richardson
A Notary Public in and for the Province of British Columbia

KAREN F. RICHARDSON
Barrister & Solicitor
800 - 885 WEST GEORGIA STREET
VANCOUVER, B.C. V6C 3H1
Telephone: (604) 687-5700

(B) Rights, Preferences and Restrictions of Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

DIRECTORS

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors.

ARTICLE VI

VOTING FOR DIRECTORS

In the election of directors, each holder of shares of any class or series of capital stock of the Corporation shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

BOARD OF DIRECTORS

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws of the Corporation.

I hereby certify that the within instrument is a true and correct copy of the instrument of which it purports to be a true copy. Given under my hand and seal of office this

6 day of October A.D., 2009

Karen Richardson

A Notary Public in and for the Province of British Columbia

KAREN F. RICHARDSON
Barrister & Solicitor
800 - 885 WEST GEORGIA STREET
VANCOUVER, B.C. V6C 3H1
Telephone: (604) 687-5700

ARTICLE IX

MEETING OF SHAREHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE X

TERM OF EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE XI

INDEMNIFICATION OF DIRECTORS

(A) To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of a corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

(B) Any repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XII

INDEMNIFICATION OF OFFICERS AND AGENTS

(A) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to)such agents (and any other persons to which Delaware law permits the Corporation o provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

KAREN F. RICHARDSON
Barrister & Solicitor
800 - 885 WEST GEORGIA STREET
VANCOUVER, B.C. V6C 3H1
Telephone: (604) 687-5700

I hereby certify that the within instrument is a true and correct copy of the instrument of which it purports to be a true copy.
Given under my hand and seal of office this

6 day of October A.D., 2009

A Notary Public in and for the Province of British Columbia

(B) Any repeal or modification of any of the foregoing provisions of this Article XIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

In witness, these Articles of Organization have been subscribed by the undersigned, who affirms the foregoing as true under the penalties of perjury, this 27th day of July, 2005.

Hong Yang, Incorporator
2888 East 8th Avenue
Vancouver, BC V5M 1W9

I hereby certify that the within instrument is a true and correct copy of the instrument of which it purports to be a true copy.
Given under my hand and seal of office this 6 day of October A.D., 2009

A Notary Public in and for the Province of British Columbia

KAREN F. RICHARDSON
Barrister & Solicitor
800 - 885 WEST GEORGIA STREET
VANCOUVER, B.C. V6C 3H1
Telephone: (604) 687-5700